Exhibit 10.25

Description of Director Compensation Arrangements

The compensation arrangements for the non-employee members of the Board of Directors of Diamond Foods, Inc. are as follows:

One-time compensation upon a director becoming a member of the Board:

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Grant of restricted stock under our 2005 Equity Incentive Plan. The number of shares of restricted stock is equal to $120,000 divided by the closing price of our stock on the date of grant. We retain the right to repurchase these shares for the nominal purchase price until they are vested. The restricted shares vest in three equal annual installments, commencing with the first anniversary of the date of grant, provided the director remains in continuous service as a director through that date. Prior to vesting, the director is entitled to vote and receive dividends with respect to such shares, but not to transfer them. Each award will become fully vested if we are acquired prior to or at the time of the director’s termination of service.

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Grant of an option to purchase 10,000 shares of our common stock, under our 2005 Equity Incentive Plan, at an exercise price per share equal to the fair market value of our common stock on the date of grant. These automatic option grants have ten-year terms and will terminate six months following the date the director ceases to be one of our directors or consultants or 12 months following that date, if the termination is due to death or disability. Each automatic grant of options vests and becomes exercisable in full on the anniversary of the date of grant, provided the director remains in continuous service as a director through that date. In addition, each option award will become fully vested and exercisable if we are acquired prior to or at the time of the director’s termination of service.

Annual payments for each non-employee member of the Board:

•	Retainer of $50,000.

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Option to purchase 10,000 shares of Diamond Foods, Inc. common stock under the Diamond Foods, Inc. 2005 Equity Incentive Plan at the fair market value at the time of the award, to be granted on the anniversary of each director’s Initial Option Grant.

Potential additional payments for Board and committee assignments:

•	Annual retainer of $10,000 for lead independent director.

•	Annual retainer of $10,000 for the Chairman Emeritus.

•	Annual retainers of $18,000 for the Chairman of the Audit Committee and $8,000 for other Audit Committee members.

•	Annual retainers of $12,000 for the Chairman of the Compensation Committee and $7,000 for other Compensation Committee members.

•	Annual retainers of $9,000 for the Chairman of the Nominating & Governance Committee and $4,000 for other Nominating & Governance Committee members.

In addition, non-employee members of our Board of Directors are reimbursed for their reasonable expenses in attending Board and Board committee meetings but receive no other fees for attending meetings.